Item 3.  LEGAL PROCEEDINGS.

The Company has been advised of soil and groundwater contamination on or near a site formerly used by the Company as a ready mix and concrete block manufacturing facility in Kissimmee, Florida. The contamination by petroleum products apparently resulted from a leaking underground storage tank on the site. The contaminated soil and groundwater will have to be remediated in accordance with state and federal laws. An environmental consulting firm is investigating the site and has submitted a Contamination Assessment Report ("CAR") to the Florida Department of Environmental Protection ("DEP") for their review and approval. By letter dated July 12, 1995, the DEP requested additional site information. Pursuant to amended petroleum contaminated site cleanup funding procedures, the DEP notified the Company that it was eligible for state funded remediation assistance under the Florida Petroleum Liability and Restoration Insurance Program ("FPLRIP") and assigned a site priority ranking score of 56. Future state assisted rehabilitation will be dictated by the site priority ranking score and shall be conducted on
a pre-approval basis.    The Company will seek reimbursement of past site
cleanup costs from the FPLRIP and/or the Florida Abandoned Tank Restoration Program.

On May 8, 1992, oral arguments were held in the Government's appeal of the U.S. Claims Court judgment entered in favor of the Company in its inverse condemnation claim against the U.S. Army Corps of Engineers ("Corps").
The case involves a 98 acre parcel of a 1560 acre tract with limestone reserves in Dade County, Florida. On March 10, 1994, the Court of Appeals vacated the U.S. Claims Court judgment and remanded the case for further proceedings. The Company's petition for rehearing was denied on June 21, 1994. On September 20, 1994, the Company filed a petition for writ of certiorari in the U.S. Supreme Court. On January 3, 1995, the U.S. Supreme Court denied the petition for writ of certiorari. On June 28, 1995, a hearing was held concerning issues to be decided on remand of the case to the U.S. Court of Federal Claims ("Court"). A new trial was held on April 15, 1996. On August 31, 1999, the Court ruled that the Corps permit denial effected a compensable partial regulatory taking of the ninety-eight (98) acre parcel and that the Company was entitled to recover $752,444 plus accrued interest from 1980 and its costs and attorneys'
fees.   The Court invited the parties to recommend to the Court how the
Court should proceed as to the Company's loss of use of the remaining 1,462 acres in the Tract. A hearing on the amount of attorney's fees, costs, and accrued interest and the applicability of the Court's decision
to the remaining 1462 acres was held on March 15, 2000.   On March 28,
2000, the Court ruled that the Company shall recover from the United States the sum of $752,444.00 plus compound interest from October 2, 1980 as compensation for the partial regulatory taking of the 98 acre parcel.
 In addition, the Court awarded the Company $1,320,377.01 as reimbursement
for attorney fees and costs.   The Court suspended further proceedings
concerning the remaining 1,462 acres in order to give the parties an
opportunity to appeal its March 28, 2000 judgment and order.   On May 25,
2000, the United States appealed the Court's March 28, 2000 judgment to
the United States Court of Appeals for the Federal Circuit.   The Company
has not recorded a gain pending the outcome of the appeal.

Note 15 to the Consolidated Financial Statements included in the accompanying 2000 Annual Report to Stockholders is incorporated herein by reference.

15. Contingent liabilities. The Company and its subsidiaries are involved in litigation on a number of matters and are subject to certain claims which arise in the normal course of business, none of which, in the opinion of management, are expected to have a materially adverse effect on the Company's consolidated financial statements.

The Company has retained certain self-insurance risks with respect to losses for third party liability and property damage.